CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

OPPENHEIMER HIGH YIELD OPPORTUNITIES FUND

This Certificate of Amendment to Certificate of Trust of Oppenheimer High Yield Opportunities Fund (the “Trust”) is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on September 15, 2011, as amended by the Certificate of Amendment to Certificate of Trust of the Trust filed on November 16, 2011 with the State Office, pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.

The undersigned hereby certifies as follows:

1. The name of the Trust is Oppenheimer High Yield Opportunities Fund.

2. The name of the Trust is hereby changed to Oppenheimer Global High Yield Fund.

3. This Certificate of Amendment to Certificate of Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to Certificate of Trust.

TRUSTEE:

/s/ Sam Freedman
Name: Sam Freedman
As Trustee and not individually